Exhibit 99.1
WPT Enterprises, Inc. Reports Fourth Quarter and Full Year Fiscal 2005 Financial Results
LOS ANGELES, February 13, 2006 — WPT Enterprises, Inc. (NASDAQ:WPTE) today announced financial results for the fourth quarter and year ended January 1, 2006. Business highlights for the quarter included delivery of four episodes of Season Four of the World Poker Tour, continued expansion of the WPT television show internationally, including the debut of the show in November on ITV4 in the U.K., and stronger contribution from our newest online gaming division, WPTonline.com which was launched in late June 2005.
Revenues for the fourth quarter of 2005 were $5.2 million, compared to $5.7 million in the same period in 2004, an 8.6% decline. The decrease was primarily a result of the delivery in the fourth quarter of four episodes of Season Four of the World Poker Tour television show versus the delivery of eight episodes of Season Three in the same period in 2004. The Company’s net loss for the quarter was $1.4 million, or a loss per fully diluted share of $0.07, compared to a net loss of $0.5 million, or $0.02 per fully diluted share, in the 2004 period.
“The fourth quarter represented continued progress for the World Poker Tour brand,” said Steve Lipscomb, President and CEO of WPT Enterprises. “We delivered four episodes of Season Four of our highly successful television show and further expanded the international distribution of our show, as we are now licensed to broadcast in more than 130 countries. Additionally, we recently announced many exciting new developments, including the hiring of Peter Hughes as our Chief Operating Officer, an agreement with the Travel Channel for distribution of the PROFESSIONAL POKER TOUR™ (PPT), and several new consumer product licensees. As we look ahead to 2006, we are confident in our ability to continue to successfully execute our strategic plan.”
For the year ended January 1, 2006, revenues were $18.1 million, compared to $17.6 million in the year ended January 2, 2005, an increase of 2.9%. The increase was a result of significantly higher international and product licensing revenues, offset in part by the delivery of only eighteen episodes of the World Poker Tour television show, versus thirty-two episodes in the prior fiscal year. The Company’s net loss for the year ended January 1, 2006 was $5.0 million or a loss per fully diluted share of $0.26, compared to net earnings of $0.8 million, or $0.04 per fully diluted share, in the prior fiscal year. The primary reasons for the decrease in earnings year-over-year include additional expenses of $3.6 million associated with the production of the PPT, an additional $2.5 million in marketing expenses associated with WPTonline.com, and additional headcount, legal and audit fees incurred during the 2005 period associated with business development, growth and regulatory compliance costs. With respect to the PPT expenses, it is the Company’s policy to expense production costs if a firm commitment or an executed distribution agreement is not in place. With the agreement to broadcast the PPT completed in January 2006, the Company will capitalize additional expenses associated with the production of the show to be expensed as episodes are delivered to the Travel Channel.

Domestic television license revenues were $1.7 million in the fourth quarter of 2005, a decrease from $3.2 million in the fourth quarter of 2004. The decline was due to the delivery of fewer episodes during the quarter compared to the prior year period. International television licensing revenues increased to $1.4 million in the fourth quarter of 2005 from $0.6 million in the fourth quarter of 2004. The increase was due to having a greater number of distribution agreements in place during fiscal 2005 than in the prior year. Product licensing revenues were $1.3 million in the fourth quarter of 2005 compared to $1.7 million in the fourth quarter of 2004. For the year, product licensing revenues were $4.4 million compared to $1.9 million in 2004, an increase of 127%. Online gaming, the Company’s newest division, generated revenues of $0.7 million in the fourth quarter of 2005 and $0.9 million for the year.
Cost of revenues decreased to $1.9 million in the fourth quarter of 2005 from $3.2 million in the fourth quarter of 2004 primarily due to costs associated with the delivery of fewer episodes of the World Poker Tour Show. Production costs of approximately $0.4 million attributable to the premiere season of the PPT were expensed during the fourth quarter of 2005, compared to $0.7 million in the prior year quarter. Additionally, cost of revenues in the fourth quarter of 2005 included approximately $22,000 of non-cash compensation expenses related to consultant stock options compared to $0.7 million in the fourth quarter of 2004, due primarily to the change in the Company’s stock price.
Overall gross margins were 64.4% in the fourth quarter of 2005 compared to 44.4% in the fourth quarter of 2004. The higher gross margins in the fourth quarter of 2005 primarily reflect lower non-cash compensation expenses related to stock options, lower PPT production costs expensed during the quarter, and increased revenues from international distribution compared to the prior year quarter. Selling and administrative expenses increased to $5.0 million in the fourth quarter of 2005 compared to $3.0 million in the fourth quarter of 2004. The increase is primarily due to increased marketing and operating costs associated with WPTonline.com, as well as additional headcount, legal and audit fees incurred during the 2005 period associated with business development, growth and regulatory compliance costs.
Separately, the Company announced that it has hired Thomas Weisel Partners LLC to explore strategic alternatives, including, but not limited to, the sale or merger of the business with another entity offering strategic opportunities for growth. There can be no assurance that the exploration of strategic alternatives will result in a transaction. As previously mentioned, the Company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a specific course of action.
Revenues in the first quarter of 2006 are forecasted to be in the range of $6.5 — $7.0 million. The Company expects to deliver six episodes of Season Four of the World Poker Tour in the first quarter of 2006, with the remainder to be delivered in the second quarter of 2006. Additionally, the Company expects to deliver the first four episodes of Season Five of the World Poker Tour by the end of 2006. The Company expects to deliver all twenty-four episodes of Season One of the PPT during the first three quarters of 2006, and the first five episodes of Season Two of the PPT in the fourth quarter of 2006. It is important to note that margins for the PPT will be higher in the first few quarters of 2006 as certain production costs have already been expensed. The Company expects to continue to increase sales and marketing expenses related to WPTonline.com during the first half of 2006 in order to increase player traffic on the site. Finally, beginning in the first quarter of 2006, GAAP net income will be impacted by the adoption of FAS 123R.

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About WPT Enterprises, Inc.
WPT Enterprises, Inc. (Nasdaq: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour(R), a television show based on a series of high-stakes poker tournaments that airs on the Travel Channel in the United States and more than 130 markets globally. WPT Enterprises currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. The company is also engaged in the sale of corporate sponsorships. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc., a publicly traded company. Photos and media information can be found online at: www.worldpokertour.com/media . (WPTEF)
All trademarks and copyrights contained herein are the property of their respective holders.
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The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that our television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of our online casino business, which is a relatively new industry with an increasing number of market entrants; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Company Contact:	Todd Steele, Chief Financial Officer
323-330-9900
tsteele@worldpokertour.com

Investor Relations Contact:	Andrew Greenebaum / Allyson Pooley
Integrated Corporate Relations, Inc.
310-395-2215
agreenebaum@icrinc.com / apooley@icrinc.com
Financial Tables to follow

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WPT ENTERPRISES, INC.
Balance Sheets
January 1, 2006 and January 2, 2005
(unaudited)

	January 1, 2006	January 2, 2005
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$1,737	$4,525
Short-term investments	26,735	27,755
Accounts receivable, net of allowance	3,091	1,950
Deferred television costs	1,626	917
Deferred tax assets	—	136
Inventory	45	52
Other	665	624

	33,899	35,959

Property and equipment, net	1,271	703
Restricted cash	249	244
Investment	10,627	207
Other assets	214	—

	$46,260	$37,113

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,550	$710
Accrued payroll and related	246	292
Other accrued expenses	941	644
Deferred revenue	5,150	3,280

	7,887	4,926

Common stock subject to repurchase	—	618

Stockholders’ equity:
Preferred stock, par value of $0.001 Authorized 20,000 shares; none issued and outstanding	—	—
Common stock, $0.001 par value authorized 100,000 shares; 20,158 and 19,480 shares issued and outstanding	20	19
Additional paid-in capital	34,113	32,767
Deficit	(6,208)	(1,205)
Accumulated other comprehensive gain (loss)	10,449	(6)
Deferred compensation	(1)	(6)

	38,373	31,569

	$46,260	$37,113

WPT ENTERPRISES, INC.
Statements of Loss
Three months ended January 1, 2006 and January 2, 2005
(unaudited)

	2005	2004
	(In thousands, except per share data)
Revenues:
License fees:
Domestic television	$1,658	$3,175
International television	1,384	617
Product licensing	1,272	1,726

	4,314	5,518

Online gaming	694	—

Event hosting and sponsorship fees	108	73
Other	116	134

	5,232	5,725

Cost of revenues	1,862	3,185

Gross profit	3,370	2,540

Expenses:
Selling and administrative	5,017	3,028
Depreciation	48	20

	5,065	3,048

Loss from operations	(1,695)	(508)

Other income (expense):
Interest income	283	90
Interest expense	—	—

Loss before income taxes	(1,412)	(418)

Income tax provision	(8)	(41)

Net loss	($1,420)	($459)

Net loss per common share — basic	($0.07)	($0.02)

Net loss per common share — diluted	($0.07)	($0.02)

Weighted average common shares outstanding — basic	19,723	18,765

Weighted average common shares outstanding — diluted	19,723	18,765

WPT ENTERPRISES, INC.
Statements of (Loss) Earnings
Years ended January 1, 2006 and January 2, 2005
(unaudited)

	2005	2004
	(In thousands, except per share data)
Revenues:
License fees:
Domestic television	$7,649	$12,720
International television	2,840	1,127
Product licensing	4,398	1,938

	14,887	15,785

Online gaming	864	—

Event hosting and sponsorship fees	1,894	1,433
Other	418	339

	18,063	17,557

Cost of revenues	9,987	10,244

Gross profit	8,076	7,313

Expenses:
Selling and administrative	13,926	6,501
Depreciation	161	131

	14,087	6,632

Earnings (loss) from operations	(6,011)	681

Other income (expense):
Interest income	1,017	146
Interest expense	—	(34)

Earnings (loss) before income taxes	(4,994)	793

Income tax provision	(9)	(41)

Net earnings (loss)	($5,003)	$752

Net earnings (loss) per common share — basic	($0.26)	$0.05

Net earnings (loss) per common share — diluted	($0.26)	$0.04

Weighted average common shares outstanding — basic	19,575	15,856

Dilutive effect of restricted stock	—	1,293
Dilutive effect of stock options	—	901
Dilutive effect of common stock subject to repurchase	—	30

Weighted average common shares outstanding — diluted	19,575	18,080